News Release
For Further Information

Media Relations:

Bob Schneider, 816.932.4835, bschneider@hrblock.com

Investor Relations:

Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS RECORD ANNUAL REVENUES AND EARNINGS

Company Announces Dividend and Share Repurchase Authorization Increases

FOR RELEASE JUNE 11, 2003 4 P.M. EDT

KANSAS CITY, Mo. — H&R Block Inc. (NYSE: HRB) today reported record revenues and net income for both its fourth quarter and fiscal year ended April 30.

     Fourth quarter earnings per diluted share increased 10.2 percent to $2.71. Consolidated net income for the quarter increased 6.7 percent to $494.6 million. Fourth quarter revenues totaled $1.9 billion, a 2.0 percent increase over the same quarter last year. Fourth quarter results included a goodwill impairment charge of 6 cents per share in the business services segment.

     For the fiscal year, earnings per diluted share increased 36.4 percent to $3.15. Consolidated net income for the fiscal year increased 33.5 percent to $580.1 million. Fiscal year revenues increased 13.9 percent to $3.8 billion.

     “Our mix of businesses allowed us to perform well despite a challenging economy,” said H&R Block Chairman and Chief Executive Officer Mark A. Ernst. “Our consolidated income growth was strong as a result of outstanding results in our mortgage segment and good financial performance in our U.S. tax segment.”

     The company’s full-year earnings per share recognizes a total of 33 cents in charges related to a litigation settlement and goodwill impairment in the investment services and business services segments. These charges are included in the company’s reported results. However, the analysts’ earnings estimates on First Call are not based on GAAP results and do not recognize these charges.

Fiscal 2004 Outlook

     “Based upon our economic outlook and the strength of our businesses, we currently expect earnings growth of 13 to 18 percent and revenue growth of 10 to 15 percent for the upcoming year, both within our long-term guidance range,” Ernst said. “These expectations assume that interest rates will remain stable for the next

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six months and then see a slight increase, while growth in U.S. employment will be weak but improving.

     “This fiscal 2004 outlook is solid, even after an estimated 6 cent per share effect from expensing of stock options, which we’ll begin this year,” Ernst said. On May 1, the company began expensing stock options pursuant to FASB Statement No. 123, using the transition method provided in FASB Statement No. 148, which allows for expense recognition for all employee stock-based compensation awards granted, modified or settled on or after the date of adoption. Expenses related to awards granted prior to May 1, 2003, will continue to be disclosed in a footnote to the company’s financial statements.

Board Actions

     Reflecting the company’s strong financial condition and continuing performance, H&R Block’s board of directors approved an increase in the quarterly cash dividend, raising the dividend from 18 to 20 cents per share, or 11 percent, effective with the quarterly dividend payment on Oct. 1, 2003 to shareholders of record on Sept. 10, 2003. This payment will be the company’s 165th consecutive quarterly dividend.

     Also, the board authorized the company to repurchase up to 20 million of its shares, in addition to the 1.9 million remaining on its previous repurchase authorization on Sept. 12, 2001.

     “Since the last repurchase authorization, the company has returned significant value to shareholders by repurchasing approximately $576 million or 13.2 million of its shares,” Ernst said. “The new repurchase authorization reflects the confidence that the board of directors and management have in H&R Block’s future. Given our strong cash position, share repurchase continues to be a great way for us to enhance shareholder value.”

     In fiscal 2003, the company repurchased 6.6 million shares. The total cost of these repurchases was $317.6 million, or an average cost of $47.94 per share.

     Ongoing share repurchases depend on the price of the stock, availability of excess cash, the ability to maintain financial flexibility, compliance with securities laws and other investment opportunities available.

U.S Tax Operations

     For the fiscal year, U.S. tax operations reported pretax income of $547.1 million, an increase of 2.6 percent from pretax income of $533.5 million in fiscal 2002. Results for fiscal 2003 were adversely affected by a $41.7 million second-quarter charge for litigation.

     U.S. tax operations reported a 9.5 percent increase in fourth quarter pretax income, which totaled $759.3 million, up from $693.6 million in the fourth quarter of fiscal 2002.

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     The segment’s revenues for the year increased 1.6 percent to $1.9 billion. The increase was driven by an improving mix of clients with more complex tax returns and strong performance in the company’s e-solutions businesses.

     The segment reported $1.4 billion in revenues for the quarter, a decrease of 0.9 percent compared with last year’s fourth quarter.

     “Weakness in the U.S. employment market resulted in a reduction in the number of U.S. tax filers and a decline in clients served in our retail tax offices. However, the progress we made with our multi-channel strategy enabled us to slightly increase the total number of clients served. The number of software and online clients served increased 45.2 percent to 2.1 million,” Ernst said.

     “We succeeded in attracting clients with more complex tax situations, which is reflected in the 8.2 percent increase in average fee per tax return. Also, our client tracking indicates solid increases in clients’ satisfaction with the value they received for their fees, which we believe indicates that clients value our combination of basic financial advice with traditional tax services,” Ernst said.

Mortgage Operations

     Mortgage operations, which includes Option One Mortgage Corp. and H&R Block Mortgage Corp., reported fourth quarter pretax income of $130.9 million, a 28.3 percent increase, compared with $102 million in the fourth quarter last year.

     For fiscal 2003, the mortgage segment reported pretax income of $694 million, a 104.5 percent increase compared with $339.4 million in pretax income in fiscal 2002.

     Fourth quarter revenues grew 23.2 percent to $278.5 million, up from $226 million the prior year. Fiscal 2003 revenues increased 63.3 percent to $1.2 billion, up from $734.9 million in fiscal 2002.

     For fiscal 2003, gains on sales of mortgage loans and related assets increased 43.2 percent to $698.5 million, compared with $487.9 million in fiscal 2002. Also, in the third quarter, the company reported a $130.9 million gain on the sale of $206.6 million of net interest margin (NIM) residuals. Net of $54.1 million in impairments of older residuals, the mortgage segment’s total gains on sales were $775.3 million for fiscal 2003.

     Loan production increased to $16.6 billion in fiscal 2003, a 44.7 percent increase over the previous year. An increase in the number of loan officers, improvements in the company’s closing ratio and an 11.6 percent increase in the average loan size all contributed to this growth.

     Included within these results, H&R Block Mortgage Corp., H&R Block’s retail mortgage subsidiary, originated 47.7 percent more loans, 53.9 percent of which were made to retail clients of other H&R Block businesses.

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     “Our mortgage business continues to show very strong growth, solid cash flow generation and the growing importance of the alignment with our retail offerings to H&R Block tax clients,” Ernst said.

     Option One’s mortgage servicing business increased the number of loans serviced 17.6 percent to 246,463. The servicing portfolio at year-end increased 31.5 percent to $31.3 billion, compared with last year’s portfolio.

     During the fourth quarter, the company took a charge to income of $28.5 million to reduce the value of certain older residuals. The company also recorded $28 million in net write-ups to residual balances, net of deferred taxes in other comprehensive income (not recorded in the income statement in the current quarter). These valuation changes had the effect of reducing fourth quarter earnings by 9 cents per diluted share.

Business Services

     H&R Block’s business services segment, including RSM McGladrey, Inc. and related companies, reported a fourth quarter pretax loss of $1.9 million, compared with income of $20.6 million in the same quarter last year. For fiscal 2003, the segment reported a pretax loss of $14.1 million, compared with income of $22.7 million in 2002.

     In the fourth quarter, the business services segment reported revenues of $140.2 million, an increase of 2.3 percent. For the fiscal year, revenues increased 4.1 percent to $434.1 million.

     The company’s annual goodwill impairment test resulted in a fourth quarter impairment charge of $11.8 million related to MyBenefitSource (MBS), an integrated payroll and benefits processing company. H&R Block acquired a controlling interest in MBS in December 2001. This goodwill impairment charge decreased earnings per diluted share by 6 cents for the quarter and fiscal year. Also, the company deferred $12 million in revenues to fiscal 2004 due to a backlog of projects resulting from staff shortages in RSM Equico, a business valuation, merger and acquisition consulting firm. This deferral reduced what would have otherwise been reported as revenue and income.

     “The financial results in a difficult economic environment fail to capture the progress that we have made integrating and aligning our services to uniquely serve middle market clients,” Ernst said. “We are now well positioned to deliver the services that clients need from a company that is focused on the middle market.”

     The segment includes RSM McGladrey Inc., a leading provider of tax and accounting services in the United States; RSM McGladrey Retirement Resources, a full service retirement plan design, administration and consulting firm; RSM Equico and MBS.

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Investment Services

     The weak investment climate negatively affected results in H&R Block’s investment services segment, which primarily operates under the name H&R Block Financial Advisors Inc. (HRBFA).

     Investment services reported a fourth quarter pretax loss of $35.8 million, down 31 percent from a fourth quarter loss last year of $27.3 million. For the fiscal year, investment services recorded a pretax loss of $128.3 million, a decline of 133.8 percent compared with a loss of $54.9 million in fiscal 2002. The full-year loss includes $53.3 million of intangible amortization and goodwill impairment charges, which are non-cash items.

     Investment services reported fourth quarter revenues of $44.1 million, a 21.1 percent decline from the same quarter last year. Revenues for the fiscal year declined 19.9 percent to $200.8 million.

     In the fiscal year, the number of active accounts increased 8 percent, from 695,000 to 753,000. Client trades declined by 3.2 percent to 1.2 million. Ending margin balances declined 39 percent to $486 million.

     “While we are not pleased with HRBFA’s annual results, we believe that this business has been restructured in a way to allow us to compete effectively in the more cautious investment climate that we now face.

     “The retention and recruitment of experienced advisors will continue to be a key initiative in fiscal year 2004, as well as the alignment between investment services and our U.S. tax operations,” Ernst said.

International Tax Operations

     Fourth quarter pretax income for international tax operations, which is primarily made up of operations in Canada, Australia and the United Kingdom, increased 20.7 percent to $22.9 million, compared with $19 million in pretax income for the fourth quarter last year. Revenues for the quarter increased 8.5 percent to $56.7 million for the quarter.

     The segment reported annual pretax income of $10.5 million, a 47.5 percent gain compared with fiscal 2002.

     “The segment’s improvement was due to a solid tax season in Australia, where tax returns prepared increased 3.7 percent and the average fee per return increased 3 percent,” Ernst said. “A favorable rate of exchange improved our results in Canada, where tax returns prepared declined 3.7 percent.”

     Canada’s pretax income for fiscal 2003 rose 4.9 percent to $8.1 million, up from $7.7 million last year. Canada’s revenue for the year increased 4 percent to $58 million, up from $55.8 million last year.

     In Australia, pretax income for fiscal 2003 increased 30.6 percent to $3.8 million on $20.6 million in revenues, a 16.5 percent increase.

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Other

     The company will host a conference call for analysts and institutional investors at 5 p.m. EDT (4 p.m. CDT) June 11. Mark A. Ernst, Jeff Yabuki, executive vice president and chief operating officer, and Frank J. Cotroneo, senior vice president and chief financial officer, will discuss the quarter and year-end results and future expectations, as well as respond to analysts’ questions. The call will be Webcast in a listen-only format for the media and public. The link to the Webcast can be obtained at www.hrblock.com.

     A replay of the call will be available beginning at 8 p.m. EDT June 11 until 8 p.m. EDT June 18, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 242968. A replay of the Webcast will also be available on the company’s Web site at www.hrblock.com through June 18.

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     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2004; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board’s authorization; the uncertainty of the effect of any share repurchases upon the company and its shareholders; changes in interest rates; changes in economic, political or regulatory environments; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

About H&R Block:

     H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage products and services, and business accounting and consulting services. The world’s largest tax preparation company, H&R Block in fiscal year 2003 served nearly 21 million clients at more than 10,600 retail offices worldwide and with software and online services. It is the only major tax preparation and financial services company that focuses primarily on helping middle-income Americans achieve their financial objectives. Investment services and securities products are offered through H&R Block Financial Advisors Inc., member NYSE, SIPC. H&R Block Inc is not a registered broker-dealer. H&R Block Mortgage Corp. offers retail mortgage products. Option One Mortgage Corp offers wholesale mortgage products and a range of mortgage services. RSM McGladrey Inc. serves mid-sized businesses with accounting, tax and consulting services.

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H&R BLOCK, INC.
CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended April 30,

	2003	2002

Revenues	$1,918,592	$1,881,327

Income before taxes	842,294	765,881
Net income	$494,642	$463,584

Basic earnings per share	$2.76	$2.54

Basic shares outstanding	179,314	182,530
Diluted earnings per share	$2.71	$2.46

Diluted shares outstanding	182,615	188,084

	Year ended April 30,

	2003	2002

Revenues	$3,779,767	$3,317,736

Income before taxes	987,077	716,840
Net income	$580,064	$434,405

Basic earnings per share	$3.23	$2.38

Basic shares outstanding	179,638	182,903
Diluted earnings per share	$3.15	$2.31

Diluted shares outstanding	184,078	188,327

Notes to Consolidated Statements of Operations

The Company recorded goodwill impairments of $35.8 million in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The impairments relate to the Company’s Investment Services and Business Services segments of $24.0 million and $11.8 million, respectively. The impairment charges are not tax deductible and are included as a separate line item in the consolidated income statement for the year ended April 30, 2003 and in the respective segments where applicable.

In November, 2002, the Company reached an agreement with the plaintiff class in a Texas class action lawsuit related to refund anticipation loans. The settlement provides a five-year package of coupons that class members can use to obtain a variety of tax preparation and tax planning services from H&R Block. As a result, the Company recorded a pretax expense of $41.7 million during the second quarter of fiscal year 2003.

During the years ended April 30, 2003 and 2002, the Company issued shares of its common stock pursuant to provisions for exercise of the Company’s stock option plans as follows: 2003 - 5,070,186 shares; 2002 — 9,647,182 shares. During the same periods, the Company reacquired shares of its common stock as follows: 2003 — 6,719,044 shares at an aggregate cost of $319,653,000; 2002 — 12,259,158 shares at an aggregate cost of $462,938,000.

Basic net earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted net earnings per share.

Reclassifications have been made to prior years to conform with current period presentation.

H&R BLOCK, INC.
SEGMENT FINANCIAL RESULTS
Unaudited, amounts in thousands

	Three months ended April 30,

	Revenues		Income (loss)

	2003	2002	2003	2002

U.S. Tax Operations	$1,399,707	$1,411,838	$759,270	$693,581
International Tax Operations	56,694	52,259	22,900	18,979
Mortgage Operations	278,535	225,993	130,879	101,991
Investment Services	44,057	55,848	(35,804)	(27,329)
Business Services	140,202	137,060	(1,863)	20,553
Corporate Operations	(603)	(1,671)	(33,088)	(41,894)

	$1,918,592	$1,881,327	842,294	765,881

Income taxes			347,652	302,297

Net income			$494,642	$463,584

	Year ended April 30,

	Revenues		Income (loss)

	2003	2002	2003	2002

U.S. Tax Operations	$1,859,993	$1,830,752	$547,078	$533,468
International Tax Operations	85,082	78,710	10,464	7,093
Mortgage Operations	1,200,409	734,890	693,950	339,388
Investment Services	200,794	250,685	(128,292)	(54,862)
Business Services	434,140	416,926	(14,118)	22,716
Corporate Operations	(651)	5,773	(122,005)	(130,963)

	$3,779,767	$3,317,736	987,077	716,840

Income taxes			407,013	282,435

Net income			$580,064	$434,405

H&R Block, Inc.
Consolidated Balance Sheets
Unaudited, amounts in thousands, except share data

	April 30,

	2003	2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$875,353	$436,145
Cash and cash equivalents — restricted	438,242	152,173
Marketable securities — trading	23,859	28,370
Receivables from customers, brokers, dealers and clearing organizations, less allowance of $1,521 and $1,785	517,037	844,538
Receivables, less allowance of $22,420 and $64,057	403,197	368,345
Prepaid expenses and other current assets	489,673	415,572

Total current assets	2,747,361	2,245,143
OTHER ASSETS:
Investments in available-for-sale marketable securities	17,030	15,260
Residual interests in securitizations	264,337	365,371
Mortgage servicing rights	99,265	81,893
Intangible assets, net	339,103	383,085
Goodwill, net	716,977	723,856
Property and equipment, net	288,594	286,500
Other	131,238	129,683

	$4,603,905	$4,230,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$55,678	$59,656
Accounts payable to customers, brokers and dealers	862,694	903,201
Accounts payable, accrued expenses and deposits	468,933	410,622
Accrued salaries, wages and payroll taxes	210,629	253,401
Accrued income taxes	299,262	252,822

Total current liabilities	1,897,196	1,879,702
LONG-TERM DEBT	822,302	868,387
OTHER NONCURRENT LIABILITIES	220,698	113,282
STOCKHOLDERS’ EQUITY:
Common stock, no par, stated value $.01 per share	2,179	2,179
Additional paid-in capital	496,393	468,052
Accumulated other comprehensive income	36,862	44,128
Retained earnings	2,221,868	1,767,702
Less cost of 38,343,944 and 36,819,739 shares of common stock in treasury	(1,093,593)	(912,641)

Total stockholders’ equity	1,663,709	1,369,420

	$4,603,905	$4,230,791

H&R Block, Inc.
Consolidated Statements of Cash Flows
Unaudited, amounts in thousands

	Year ended April 30,

	2003	2002

Cash flows from operating activities:
Net income	$580,064	$434,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,821	155,386
Provision for bad debt	49,748	76,804
Provision for deferred income taxes	55,408	30,136
Tax benefit from stock option exercises	37,304	57,809
Accretion of acquisition liabilities	9,200	11,700
Accretion of residual interests in securitizations	(145,165)	(50,583)
Impairments of residual interests in securitizations	54,111	30,987
Realized gain on sale of residual interests in securitizations	(130,881)	—
Additions to trading securities — residual interests	(542,544)	(809,226)
Proceeds from net interest margin transactions	541,791	783,171
Additions to mortgage servicing rights	(65,345)	(65,630)
Amortization of mortgage servicing rights	47,107	33,890
Impairment of mortgage servicing rights	866	11,643
Impairment of goodwill	35,777	—
Changes in:
Cash and cash equivalents — restricted	(286,069)	(67,976)
Receivables from customers, brokers, dealers and clearing organizations	326,824	465,926
Receivables	(87,140)	(106,493)
Mortgage loans held for sale:
Originations and purchases	(16,737,114)	(11,771,688)
Sales and principal repayments	16,746,609	11,780,758
Marketable securities — trading	4,511	17,788
Prepaid expenses and other current assets	(24,636)	(179,694)
Accounts payable to customers, brokers and dealers	(40,507)	(154,799)
Accounts payable, accrued expenses and deposits	59,265	57,608
Accrued salaries, wages and payroll taxes	(42,772)	31,751
Accrued taxes on earnings	46,440	(42,777)
Other, net	36,152	10,550

Net cash provided by operating activities	690,825	741,446

Cash flows from investing activities:
Available-for-sale securities:
Purchases of available-for-sale securities	(14,614)	(7,241)
Cash received from residual interests in securitizations	140,795	67,070
Cash proceeds from sale of residual interests in securitizations	142,486	—
Maturities of other available-for-sale securities	—	8,250
Sales of other available-for-sale securities	14,081	23,173
Purchases of property and equipment, net	(150,897)	(111,775)
Payments made for business acquisitions, net of cash acquired	(26,408)	(46,738)
Other, net	19,896	8,228

Net cash provided by (used in) investing activities	125,339	(59,033)

Cash flows from financing activities:
Repayments of notes payable	(9,925,516)	(10,622,011)
Proceeds from issuance of notes payable	9,925,516	10,622,011
Payments on acquisition debt	(57,469)	(50,594)
Dividends paid	(125,898)	(115,725)
Payments to acquire treasury shares	(317,570)	(462,938)
Proceeds from issuance of common stock	126,325	195,233
Other, net	(2,344)	140

Net cash used in financing activities	(376,956)	(433,884)

Net increase in cash and cash equivalents	439,208	248,529
Cash and cash equivalents at beginning of the year	436,145	187,616

Cash and cash equivalents at end of the year	$875,353	$436,145

Supplementary cash flow data:
Income taxes paid	$247,057	$236,784
Interest paid	84,094	105,072

H&R Block, Inc.
Consolidated Income Statements
Unaudited, amounts in thousands, except per share data

	Three Months Ended		Year Ended
	April 30,		April 30,

	2003	2002	2003	2002

Revenues:
Service revenues	$1,468,197	$1,494,740	$2,375,212	$2,333,064
Gain on sale of mortgage assets	172,592	134,656	775,341	456,958
Interest income	69,009	58,311	297,185	206,433
Product sales	70,457	63,508	144,691	127,226
Royalties	131,577	126,843	174,659	164,615
Other income	6,760	3,269	12,679	29,440

	1,918,592	1,881,327	3,779,767	3,317,736

Operating expenses:
Employee compensation and benefits	609,742	610,636	1,401,434	1,308,705
Occupancy and equipment	122,318	111,281	345,960	305,387
Interest	22,855	25,818	92,644	116,141
Depreciation and amortization	47,083	48,291	161,821	155,386
Marketing and advertising	64,837	80,763	150,172	155,729
Supplies, freight and postage	33,276	37,659	88,748	75,710
Provision for bad debt	9,276	26,610	49,748	76,804
Impairment of goodwill	11,777	—	35,777	—
Texas litigation reserve	—	—	41,672	—
Other	157,393	172,607	431,549	408,446

	1,078,557	1,113,665	2,799,525	2,602,308

Operating income	840,035	767,662	980,242	715,428
Other income, net	2,259	(1,781)	6,835	1,412

Income before taxes	842,294	765,881	987,077	716,840
Income taxes	347,652	302,297	407,013	282,435

Net income	$494,642	$463,584	$580,064	$434,405

Basic earnings per share	$2.76	$2.54	$3.23	$2.38

Basic shares outstanding	179,314	182,530	179,638	182,903
Diluted earnings per share	$2.71	$2.46	$3.15	$2.31

Diluted shares outstanding	182,615	188,084	184,078	188,327

H&R BLOCK, INC.
FINANCIAL SERVICES OPERATING DATA
Unaudited

Option One Mortgage Corporation	Year ended	Three months ended

	4/30/2003	4/30/2003	4/30/2002	% change	1/31/2003
Number of loans originated
Wholesale (non-prime)	93,497	26,126	20,693	26.3%	25,061
Retail: Prime	12,361	3,813	1,865	104.5%	3,560
Non-prime	9,983	2,566	2,157	19.0%	2,284

Total	115,841	32,505	24,715	31.5%	30,905

Volume of loans originated (000’s)
Wholesale (non-prime)	$13,659,243	$3,981,480	$2,784,076	43.0%	$3,756,809
Retail: Prime	1,697,815	503,130	249,660	101.5%	496,176
Non-prime	1,220,563	305,841	255,494	19.7%	280,738

Total	$16,577,621	$4,790,451	$3,289,230	45.6%	$4,533,723

Loan sales	$16,591,821	$4,813,186	$3,334,989	44.3%	$4,599,255

Servicing portfolio
Number of loans serviced	246,463	246,463	209,594	17.6%	232,979
Servicing portfolio ($ bn’s)	$31.3	$31.3	$23.8	31.5%	$28.9

H&R Block Financial Advisors, Inc.	Year ended	Three months ended

	4/25/2003	4/25/2003	4/26/2002	% change	1/31/2003

Customer trades	1,218,092	244,843	368,477	-33.6%	306,119
Customer daily average trades	4,853	4,221	5,849	-27.8%	4,638
Average revenue per trade	$120.15	$128.89	$110.64	16.5%	$115.57
Number of active accounts	752,903	752,903	695,355	8.3%	672,247
Ending balance of assets under administration ($ bn’s)	$22.3	$22.3	$27.3	-18.3%	$21.0
Average assets per active account	$29,616	$29,616	$39,261	-24.6%	$31,292
Ending customer margin balances ($ bn’s)	$0.5	$0.5	$0.8	-37.5%	$0.5
Ending payables to customers ($ bn’s)	$0.8	$0.8	$0.8	0.0%	$0.8